UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2018

TRACK GROUP, INC.
(Exact name of Registrant as specified in its Charter)

Delaware	000-23153	87-0543981
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

200 E. 5th Avenue, Suite 100, Naperville, Illinois 60563
(Address of principal executive offices)

(877) 260-2010
(Registrant’s Telephone Number)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2) ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01
Entry into a Material Definitive Agreement.

On January 3, 2017, Track Group, Inc. (the “Company”) entered into an amendment to the Employment Agreement by and between the Company and Peter K. Poli, the Company’s Chief Financial Officer (the “Poli Agreement”). Under the terms of the Poli Agreement, as amended (the “Poli Amendment”), effective January 1, 2018, Mr. Poli’s employment was extended three years, and shall automatically renew for successive one year periods thereafter unless either party provides the other with notice of its intent not to renew the Poli Agreement at least six months prior to termination. In addition, the Poli Amendment provides: (i) an increase in Mr. Poli’s base salary to $250,000 per year; (ii) the issuance of 150,000 unregistered restricted shares of the Company’s common stock, which shall vest annually in increments of 50,000 beginning January 1, 2018; (iii) in the event of a change of control, Mr. Poli shall be entitled to a cash payment equal to one year’s salary, plus all restricted stock, warrants and options previously issued to Mr. Poli shall become immediately vested and exercisable; and (iv) for purposes of any severance due Mr. Poli upon his involuntary termination, any annual bonus due Mr. Poli shall be deemed to be vested and earned.

The foregoing description of the Poli Amendment does not purport to be complete, and is qualified in its entirety by reference to the Poli Amendment, attached hereto as Exhibit 10.1, and incorporated by reference herein.

Item 5.02
Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 1, 2018, the Company’s Board of Directors (the “Board”) promoted Derek Cassell, the Company’s former President, to the role of Chief Executive Officer (“CEO”). As a result of the appointment of Mr. Cassell to the position of CEO, Mr. Cassell will no longer serve as the Company’s President and Guy Dubois will no longer serve as the Company’s CEO. Mr. Dubois will continue to serve as the Chairman of the Board of the Company. A copy of the press release announcing Mr. Cassell’s appointment is attached to this Current Report on Form 8-K as Exhibit 99.1

Mr. Cassell, age 44, joined the Company in 2014 through the acquisition of Emerge Monitoring. Mr. Cassell served as a Divisional President for the Company from June 2014 until December 2016, and as the Company’s President from December 2016 until his appointment as CEO. From September 2008 until June 2014, Mr. Cassell served as an Executive Vice President of Emerge Monitoring, which was part of the Bankers Surety Team. Mr. Cassell has over 20 years of experience providing correctional solutions to the criminal justice industry. His previous positions include Director of Operations for ADT Correctional Services, Director of Customer Support for G4S Justice Services, and National Sales and Marketing Manager for ElmoTech Inc. He holds a Criminal Justice Degree from Henry Ford College in Dearborn Heights, Michigan.

On January 4, 2018, in connection with Mr. Cassell’s appointment, the Company entered into an amendment to the Employment Agreement by and between the Company and Mr. Cassell (the “Cassell Agreement”). Under the terms of the Cassell Agreement, as amended (the “Cassell Amendment”), effective January 1, 2018, Mr. Cassell will be promoted from President to CEO of the Company, a position which he shall hold until December 31, 2020, unless earlier terminated or extended. Should Mr. Cassell elect to voluntarily terminate his employment with the Company, he must provide written notice of his intent to do so at least 180 days prior to terminating his employment. In addition, the Cassell Amendment provides: (i) an increase in Mr. Cassell’s base salary to $275,000 per year; (ii) a 50% increase in his annual bonus effective for bonus plan year 2018 and thereafter; (iii) subject to Board approval, the issuance of 300,000 unregistered restricted shares of the Company’s common stock, which shall vest annually in increments of 100,000 beginning January 1, 2018; (iv) in the event of a change of control, Mr. Cassell shall be entitled to a cash payment equal to one year’s salary, plus all restricted stock, warrants and options previously issued to Mr. Cassell shall become immediately vested and exercisable; and (v) for purposes of any severance due Mr. Cassell upon his involuntary termination, any annual bonus due Mr. Cassell shall be deemed to be vested and earned.

Except as disclosed in this Current Report on Form 8-K, Mr. Cassell has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K, has no arrangement or understanding between him and any other person required to be disclosed pursuant to Item 401(b) of Regulation S-K, and has no family relationships required to be disclosed pursuant to Item 401(d) of Regulation S-K.

The foregoing description of the Cassell Amendment does not purport to be complete, and is qualified in its entirety by reference to the Cassell Amendment, attached hereto as Exhibit 10.2, and incorporated by reference herein.

Item 9.01
Financial Statements and Exhibits.

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRACK GROUP, INC.

Date: January 5, 2018	By:	/s/ Peter K. Poli
Peter K. Poli
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 1 to Peter K. Poli's Employment Agreement, dated January 3, 2018.
10.2	Amendment No. 2 to Derek Cassell’s Employment Agreement, dated January 4, 2018
99.1	Press Release, dated January 4, 2018